Exhibit 99

Latham Group appoints new independent director

LATHAM, N.Y. – October 9, 2024 – Latham Group, Inc., (NASDAQ:SWIM), the largest designer, manufacturer, and marketer of in-ground residential pools in North America, Australia, and New Zealand, today announced the appointment of seasoned financial executive Frank J. Dellaquila as a new independent member of its Board of Directors and Chair of the Company’s Audit Committee, effective immediately. Mr. Dellaquila is replacing Robert D. Evans who resigned from the Board.

Mr. Dellaquila served as Chief Financial Officer of Emerson Electric Co. (NYSE:EMR) from 2009 until his retirement in 2023 and was named Executive Vice President in 2012 and Senior Executive Vice President in 2016. Emerson, which has a current market capitalization of over $60 billion, is a global technology and automation leader. Mr. Dellaquila joined Emerson in 1991 as Corporate Vice President and Treasurer. Previously, he held assistant treasurer and financial analyst positions at General Electric and Joseph E. Seagram and Sons, Inc.

Mr. Dellaquila currently serves as a Board member and Audit Committee Chair of Reliance, Inc. and is a Board member and Finance Committee member of FM, Inc., a privately held mutual insurance company.

James C. Cline, Chairman of Latham commented, “We are very pleased to welcome Frank to Latham’s Board. He brings valuable executive leadership skills and financial credentials to the Company. Frank’s experience in supporting transformative growth, and broad knowledge of advanced technologies, will be an excellent resource for us as Latham continues to build awareness and adoption of fiberglass pools and automatic safety covers, while driving efficiencies through lean manufacturing and value engineering initiatives.

“On behalf of the Board of Directors, I would like to recognize Bob Evans for his invaluable contributions to the Company and to thank him and wish him well in his retirement,” Mr. Cline said.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has a coast-to-coast operations platform consisting of approximately 1,800 employees across 24 locations.

Contact:

Lynn Morgen
Casey Kotary
ADVISIRY Partners
lathamir@advisiry.com
212-750-5800